CEROS FINANCIAL SERVICES, INC.

DISTRIBUTION AGREEMENT

Amended APPENDIX –

	Fund Name	Effective Date
1	OnTrack Core Fund	7-1-19
2	The Gold Bullion Strategy Fund	7-1-19
3	The Gold Bullion Strategy Portfolio	7-1-19
4	Quantified Managed Income Fund	7-1-19
5	Quantified Market Leaders Fund	7-1-19
6	Quantified Alternative Investment Fund	7-1-19
7	Quantified STF Fund	7-1-19
8	Quantified Tactical Fixed Income Fund	9-13-19
9	Quantified Evolution Plus Fund	9-30-19
10	Quantified Common Ground Fund	12-27-19
11	Quantified Pattern Recognition Fund	8-30-19
12	Quantified Tactical Sectors Fund	3-4-21
13	Quantified Government Income Tactical Fund	4-15-21
14	Quantified Rising Dividend Tactical Fund	4-14-21
15	Quantified Global Fund	11-29-23
16	Quantified Eckhardt Managed Futures Strategy Fund	9-19-24
17	Spectrum Low Volatility Fund	7-1-19
18	Spectrum Advisers Preferred Fund	7-1-19
19	Spectrum Unconstrained Fund	4-16-21
20	Hundredfold Select Alternative Fund	8-9-19
21	Dynamic Alpha Macro Fund	7-31-23

IN WITNESS WHEREOF, the parties hereto have caused this amended Appendix to be executed by their duly authorized officers with effect as to funds identified by and described above.

Advisors Preferred Trust By /s/_______________ Catherine Ayers-Rigsby President	Ceros Financial Services Inc. By /s/______________ Catherine Ayers-Rigsby President